EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Entegris, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑160212 and 333-105962) on Form S-3 and (Nos. 33-167178, 333-127599, and 333-53382) on Form S-8 of Entegris, Inc. of our reports dated February 26, 2015, with respect to the consolidated balance sheets of Entegris, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appears in the December 31, 2014 Annual Report on Form 10‑K of Entegris, Inc. and subsidiaries.
Our report dated February 26, 2015 on internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, ATMI, Inc.’s internal control over financial reporting associated with total assets of $1.0 billion (of which $602 million represents goodwill and intangibles included within the scope of the assessment) and total revenues of $245 million, included in the consolidated financial statements of Entegris, Inc. and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Entegris, Inc. also excluded an evaluation of the internal control over financial reporting of ATMI, Inc.
/s/ KPMG LLP

Minneapolis, Minnesota
February 26, 2015